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                                                                     Exhibit 5.1

                                  May 10, 2001


SONICblue Incorporated
2841 Mission College Boulevard
Santa Clara, CA 95054

            Re: Registration Statement on Form S-4 (File No. 333-59258)

Ladies and Gentlemen:

        We are acting as counsel to SONICblue Incorporated, a Delaware corporation ("SONICblue"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of common stock, par value $0.0001 per share, of SONICblue (the "Shares") issuable to holders of common stock, par value $0.001 per share, of Sensory Science Corporation, a Delaware corporation ("Sensory Science"), pursuant to an Agreement and Plan of Merger, dated as of January 31, 2001 (the "Merger Agreement"), by and among Sensory Science, Phoenix I Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SONICblue, and SONICblue. In this regard, we have participated in the preparation of a Registration Statement on Form S-4 relating to the Shares (the "Registration Statement").

        We are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                                            Very truly yours,


                                            /s/ Pillsbury Winthrop LLP